                                            Filed pursuant to Rule 424(b)(3)
                                            Registration No. 333-36855

PROSPECTUS SUPPLEMENT NO. 5
(TO THE PROSPECTUS DATED OCTOBER 16, 1997)

                                5,990,000 SHARES

                          CHANCELLOR MEDIA CORPORATION
                (FORMERLY KNOWN AS EVERGREEN MEDIA CORPORATION)

                 $3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                      LIQUIDATION PREFERENCE $50 PER SHARE
                             ---------------------

     This Prospectus Supplement No. 5 supplements and amends the Prospectus dated October 16, 1997 (the "Prospectus"), the Prospectus Supplement, dated November 20, 1997, the Prospectus Supplement No. 2, dated December 8, 1997, the Prospectus Supplement No. 3, dated February 13, 1998 and the Prospectus Supplement No. 4, dated April 29, 1998 relating to the resale of shares of the $3.00 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "$3.00 Convertible Preferred Stock"), of Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation ("Chancellor Media"), the 6% Convertible Subordinated Exchange Debentures due 2012 (the "Exchange Debentures") issuable upon exchange of the $3.00 Convertible Preferred Stock, and the shares of the Common Stock, par value $.01 per share (the "Common Stock" and, together with the $3.00 Convertible Preferred Stock and the Exchange Debentures, the "Securities"), of Chancellor Media issuable upon conversion of the $3.00 Convertible Preferred Stock or the Exchange Debentures.

     The table on pages 65 through 67 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective shares of $3.00 Convertible Preferred Stock or Common Stock issuable upon conversion of the $3.00 Convertible Preferred Stock or Exchange Debentures beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (the "Selling Holder Table"), is hereby amended to have the following line read as follows:

                                                                                  SHARES OF COMMON STOCK
                                                                                ISSUABLE UPON CONVERSION OF
                                                                                $3.00 CONVERTIBLE PREFERRED
                                                   NUMBER OF SHARES OF $3.00         STOCK OR EXCHANGE
                SELLING HOLDERS                   CONVERTIBLE PREFERRED STOCK           DEBENTURES
                ---------------                   ---------------------------   ---------------------------
Any other holder of $3.00 Convertible Preferred
  Stock or future transferee of such holder.....            368,930                       368,930

                                                        [continued on next page]

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

          The date of this Prospectus Supplement No. 5 is July 1, 1998

[continued from previous page]

     The following new line items are added to the Selling Holder Table:

                                                                                    SHARES OF
                                                                                  COMMON STOCK
                                                                                  ISSUABLE UPON
                                                                                  CONVERSION OF
                                                                                      $3.00
                                                                 NUMBER OF         CONVERTIBLE
                                                              SHARES OF $3.00    PREFERRED STOCK
                                                                CONVERTIBLE        OR EXCHANGE
                      SELLING HOLDERS                         PREFERRED STOCK      DEBENTURES
                      ---------------                         ---------------    ---------------
Global Series Fund II -- Prudential Incomevertible Fund I...       10,000             10,000
Van Kampen American Capital Harbor Fund(7)..................       60,000             60,000
Bear Stearns & Co., Inc.....................................        1,000              1,000
Schroders & Co..............................................       25,000             25,000
SoundShore Partners L.P.....................................      205,000            205,000
Deutsche Morgan Grenfell Inc. d/b/a Deutsche Bank
  Securities, Inc.(8).......................................      146,050            146,050
Baird, Patrick & Co., Inc...................................        5,000              5,000
Goldman, Sachs & Co.(6).....................................       20,000             20,000
Harris Insight Convertible Securities Fund..................       10,000             10,000
BT Alex. Brown(6)...........................................       41,400             41,400
Municipal Employees Retirement System of Michigan...........        4,700              4,700

---------------

(7) Van Kampen American Capital Asset Management, the Selling Holder's investment advisor, acts or is affiliated with entities which act as advisor or sub-advisor to other funds which hold Common Stock or other securities of Chancellor Media. By disclosing this information, the Selling Holder does not concede that the provision of such services necessarily constitutes a material relationship that must be disclosed in the Prospectus.

(8) Deutsche Bank Securities and its affiliated companies may from time to time own, have positions in or options in Chancellor Media securities and may also perform advisory services and/or lending or other credit relationships with Chancellor Media. By disclosing this information, the Selling Holder does not concede that these relationships necessarily constitute a material relationship that must be disclosed in the Prospectus.

     The Prospectus, together with this Prospectus Supplement No. 5 and the other prospectus supplements mentioned above, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred stock and the Common Stock issuable upon conversion of the Preferred Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."